BRANDYWINE FUND, INC.

BRANDYWINE BLUE FUND, INC.

and

FRIESS ASSOCIATES, LLC

FRIESS ASSOCIATES OF DELAWARE, LLC

Code of Ethics

Amended effective as of December 6, 2004

I.	DEFINITIONS

A.	“Access person” means any director, officer or advisory person of the Fund or Adviser.

B.	“Act” means the Investment Company Act of 1940, as amended.

C.	“Adviser” means Friess Associates, LLC or Friess Associates of Delaware, LLC.

D.	“Advisory person” means: (i) any employee of the Fund or Adviser or of any company in a control relationship to the Fund or Adviser, who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by Managed Accounts, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to the Fund or Adviser who obtains information concerning recommendations made to Managed Accounts with regard to the purchase or sale of Covered Securities by Managed Accounts.

E.	A Covered Security is “being considered for purchase or sale” when a recommendation to purchase or sell the Covered Security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

F.	“Beneficial ownership” shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is the beneficial owner of a security for purposes as such Act and the rules and regulations promulgated thereunder.

G.	“Control” has the same meaning as that set forth in Section 2(a)(9) of the Act.

H.	“Covered Security” means a security as defined in Section 2(a)(36) of the Act, except that it does not include:

(i)	Direct obligations of the Government of the United States;

(ii)	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and

(iii)	Shares issued by open-end registered investment companies.

I.	“Disinterested director” means a director of the Fund who is not an “interested person” of the Fund within the meaning of Section 2(a)(19) of the Act and the rules and regulations promulgated thereunder.

J.	“Fund” means Brandywine Fund, Inc. or Brandywine Blue Fund, Inc.

K.	“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934.

L.	“Investment personnel” means: (i) any employee of the Fund or Adviser or of any company in a control relationship to the Fund or Adviser who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by Managed Accounts; and (ii) any natural person who controls the Fund or Adviser and who obtains information concerning recommendations made to Managed Accounts regarding the purchase or sale of securities by Managed Accounts.

M.	A “Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) thereof or pursuant to Rule 504, Rule 505 or Rule 506 thereunder.

N.	“Managed Accounts” include the Fund and any other client account for which the Adviser provides investment management services.

O.	“Purchase or sale of a Covered Security” includes, among other things, the writing of an option to purchase or sell a Covered Security.

P.	“Supervised Person” means any director, officer or employee of the Adviser.

II.	APPROVAL OF CODE OF ETHICS

A.

The Board of Directors of the Fund, including a majority of the Disinterested directors, shall approve this Code of Ethics and any material changes thereto. Prior to approving this Code of Ethics and any material changes thereto, the Board of Directors must determine that this Code of Ethics contains provisions reasonably necessary to prevent access persons from violating Rule 17j-1(b) of the Act and shall receive a certification from the Adviser that it has adopted such procedures as are reasonably necessary to prevent access persons of the Adviser from violating this Code of Ethics.

B.	No less frequently than annually, the President of the Fund and the Adviser shall furnish a report to the Board of Directors of the Fund:

1.	Describing issues arising under the Code of Ethics since the last report to the Board of Directors, including, but not limited to, information about material violations of the Code of Ethics and sanctions imposed in response to such material violations. Such report shall also include a list of access persons under the Code of Ethics.

2.	Certifying that the Fund and the Adviser have adopted such procedures as are reasonably necessary to prevent access persons from violating the Code of Ethics.

C.	This Code of Ethics, the certifications required by Sections II.A. and II.B.(2), and the reports required by Sections II.B. shall be maintained by the Fund’s Administrator. The reports required by Section V shall be maintained by the Fund’s President or designee.

III.	EXEMPTED TRANSACTIONS

The prohibitions of Section IV of this Code of Ethics shall not apply to:

(a)	Purchases or sales effected in any account over which the access person has no direct or indirect influence or control.

(b)	Purchases or sales of Covered Securities which are not eligible for purchase or sale by any Managed Account; provided, however, that the prohibitions of Section IV.B. of this Code of Ethics shall apply to such purchases and sales.

(c)	Purchases or sales which are non-volitional on the part of either the access person or Managed Accounts.

(d)	Purchases which are part of an automatic dividend reinvestment plan.

(e)	Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

IV.	PROHIBITED ACTIVITIES

A.

Except in a transaction exempted by Section III of this Code, no access person shall purchase or sell, directly or indirectly, any Covered Security in which he has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which to his actual knowledge at the time of such purchase or sale is being considered for purchase or sale by Managed Accounts or is being purchased or sold by Managed Accounts. Before an access person so purchases or sells a Covered Security, he or she shall (i) review the Adviser’s Company Tracking Database to determine if the Adviser has an analyst responsible for the Covered Security; (ii) obtain confirmation from the analyst, if any, that to the analyst’s knowledge the proposed purchase or sale would not violate this Section IV.A.; and (iii) report the proposed purchase or sale and analyst confirmation (if the security is in the Company Tracking Database) to the Adviser’s Trading Department. The Adviser’s Trading Department shall review all Managed Accounts to determine whether the Covered Security is being considered for purchase or sale currently, or in the next five business days, or is currently being, or has been in the preceding five business days, purchased or sold for any Managed Accounts. The access person (i) shall delay so purchasing or selling a Covered Security until such time as he or she has been informed by the Adviser’s Trading Department that the proposed purchase or sale would not violate this Section IV.A.; and (ii) must complete any such purchase or sale no later than the close of the business day following the day the access person was so informed. Notwithstanding the foregoing, Disinterested directors are not required to “preclear” transactions as described above unless the Disinterested director knows that such security is being considered for purchase or sale by a Fund or is being purchased or sold by a Fund.

Before an access person purchases or redeems shares of the Fund, he or she (i) shall report such proposed purchase or redemption to the Adviser’s Compliance Department; (ii) shall delay so purchasing or redeeming shares of the Fund until the access person has received permission from the Adviser’s Compliance Department to effect such purchase or redemption; and (iii) must complete any such purchase or redemption no later than the close of the business day following the day the access person received permission. The Adviser’s Compliance Department shall not grant permission for purchases of shares of the Fund if the access person had redeemed shares of the Fund within the preceding 10 business days, and shall not grant permission for redemptions of shares of the Fund if the access person had purchased shares of the Fund within the preceding 10 business days. Additionally the Adviser’s Compliance Department shall not grant permission for purchases or redemptions of shares of the Fund which the Adviser determines, in its sole discretion, to be detrimental to the Fund because of the timing of the proposed purchase or redemption. Disinterested directors are not required to “preclear” transactions in shares of the Fund.

B.

Except in a transaction exempted by Section III of this Code of Ethics, access persons, excluding Disinterested directors but including Investment Personnel, (other than the Adviser’s President and the Adviser’s Chief Compliance Officer) must obtain approval from the Adviser’s Chief Compliance Officer and the Adviser’s President before directly or indirectly acquiring beneficial ownership in any securities in a Limited Offering. The Adviser’s Chief Compliance Officer

and the Adviser’s President must obtain approval from a majority of the Disinterested directors before directly or indirectly acquiring beneficial ownership in any securities in a Limited Offering. Prior approval shall not be given if the Adviser’s President, the Adviser’s Chief Compliance Officer or the Disinterested directors, as applicable, believe(s) that the investment opportunity should be reserved for Managed Accounts or is being offered to the individual by reason of his or her position with the Fund or the Adviser.

C.	Access persons, excluding Disinterested directors but including Investment Personnel, may not directly or indirectly acquire beneficial ownership in any securities in an Initial Public Offering.

V.	REPORTING AND COMPLIANCE PROCEDURES

A.	Except as provided in Section V.B. of this Code of Ethics, every access person shall report the information described in Section V.C., Section V.D. and Section V.E. of this Code of Ethics. All reports shall be filed with the Adviser’s Chief Compliance Officer.

B. 1.	A Disinterested director of the Fund need not make a report pursuant to Section V.C. and V.E. of this Code of Ethics and need only report a transaction in a Covered Security pursuant to Section V.D. of this Code of Ethics if such Disinterested director, at the time of such transaction, knew or, in the ordinary course of fulfilling his official duties as a director of the Fund, should have known that, during the 15-day period immediately preceding the date of the transaction by the director, such Covered Security was purchased or sold by the Fund or was being considered by the Fund or the Adviser for purchase or sale by the Fund.

2.	An access person need not make a report with respect to transactions effected for, and shares of the Fund or Covered Securities held in, any account over which the person has no direct or indirect influence or control, or with respect to transactions effected pursuant to an automatic investment plan.

3.	Every access person (other than Disinterested directors) shall direct his or her brokers to send to the Adviser’s Chief Compliance Officer, on a timely basis, duplicate copies of all broker trade confirmations or account statements. If submitted in the time period required by Section V.D., such duplicate copies may satisfy the access person’s obligations under Section V.D. provided that all of the information required by Section V.D. is contained in the broker trade confirmations or account statements or in the records of the Adviser.

C.	Every access person shall, no later than ten (10) days after the person becomes an access person, file an initial holdings report containing the number of shares of the

Fund owned by the access person and the following information (all of which information must be current as of a date no more than 45 days prior to the date the report was submitted):

1.	The title, number of shares and principal amount of each Covered Security in which the access person had any direct or indirect beneficial ownership when the person becomes an access person;

2.	The name of any broker, dealer or bank with whom the access person maintained an account in which any securities were held for the direct or indirect benefit of the access person; and

3.	The date that the report is submitted by the access person.

D.	Every access person shall, no later than thirty (30) days after the end of a calendar quarter, file a quarterly transaction report containing the following information:

1.	With respect to any transaction during the quarter in shares of the Fund or in a Covered Security in which the access person had any direct or indirect beneficial ownership:

(a)	The date of the transaction, the title and the number of shares, and the principal amount of each security involved;

(b)	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(c)	The price of the shares of the Fund or the Covered Security at which the transaction was effected;

(d)	The name of the broker, dealer or bank with or through whom the transaction was effected; and

(e)	The date that the report is submitted by the access person.

2.	With respect to any account established by the access person in which any securities were held during the quarter for the direct or indirect benefit of the access person:

(a)	The name of the broker, dealer or bank with whom the access person established the account;

(b)	The date the account was established; and

(c)	The date that the report is submitted by the access person.

E.	Every access person shall, no later than February 14 each year, file an annual holdings report containing the following information as of the preceding December 31:

1.	The number of shares of the Fund and the title, number of shares and principal amount of each Covered Security in which the access person had any direct or indirect beneficial ownership;

2.	The name of any broker, dealer or bank with whom the access person maintains an account in which any securities are held for the direct or indirect benefit of the access person; and

3.	The date that the report is submitted by the access person.

F.	Any report filed pursuant to Section V.C., Section V.D. or Section V.E. of this Code of Ethics may contain a statement that the report shall not be construed as an admission by the person making such report that he has any direct or indirect beneficial ownership in the security to which the report relates.

G.	The Adviser’s Chief Compliance Officer shall review all reports filed pursuant to Section V.C., Section V.D. or Section V.E. of this Code of Ethics. The Adviser’s Chief Compliance Officer shall identify all access persons who are required to file reports pursuant to this Section V of this Code of Ethics and must inform such access persons of their reporting obligation.

VI.	SELECTIVE DISCLOSURE POLICY

The Adviser will release portfolio holdings detail only as follows to ensure fair and equitable treatment of all Managed Accounts and Fund shareholders:

A.	Fund holdings will be distributed to all shareholders on a quarterly basis, approximately 10-15 days after each quarter-end in conjunction with the Funds’ quarterly reports to shareholders.

B.	Disclosure of Fund holdings to nationally recognized mutual fund ratings services (such as Morningstar and Lipper) will be reviewed on a case by case basis, and must be approved by at least one of the Adviser’s Chief Executive Officer, Chief Operating Officer or Chief Administrative Officer. Since many Fund shareholders and potential Fund shareholders base investment decisions on diversification and overall portfolio allocation methodologies it is in the best interests of the Funds’ shareholders to have the Funds appropriately classified and rated.

C.

An aggregate list of holdings representing the collective portfolios managed by the Adviser will be released to relationship managers of the brokers the Adviser utilizes for research and trading assistance on behalf of the Funds and Managed Accounts. The holdings list will be released to this distribution list on approximately the 15th of each month and will only contain names of positions currently held by the Funds or Managed Accounts as of the previous month end. Positions in which the Adviser is currently active will not be included on the list. The Adviser believes the distribution of this list benefits Managed Accounts and Fund shareholders through the increased market knowledge and added investment research the brokerage community is able to provide based on understanding the basket of stocks in which the Adviser has an interest.

D.	There are no restrictions on providing a Managed Account portfolio holdings directly to that Managed Account or any entity authorized by that Managed Account.

VII.	STANDARDS OF BUSINESS CONDUCT AND RELATED MATTERS

A.	All supervised persons of the Adviser must act in an honest and ethical manner and comply with all applicable laws, rules and regulations of federal, state and local governments. Consistent with their fiduciary responsibilities to the Managed Accounts, all supervised persons must place the interests of the Managed Accounts before their own personal interests.

B.	All supervised persons of the Adviser must report any violations of this Code of Ethics promptly to the Adviser’s Chief Compliance Officer.

C.	The Adviser’s Chief Compliance Officer must provide each supervised person with a copy of this Code of Ethics and any amendments and receive from each supervised person an acknowledgement of receipt of this Code of Ethics.

VIII.	SANCTIONS

Upon discovering a violation of this Code of Ethics, the Board of Directors of the Fund or Adviser may impose such sanctions as it deems appropriate.